EXHIBIT 10.2

Certain information identified with brackets (“[***]”) has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL SETTLEMENT AGREEMENT

WHEREAS, Janssen Pharmaceutica, N.V. (“Janssen”) and Minerva Neurosciences, Inc. (“Minerva”) are parties (together, the “Parties”) to a Co-Development and License Agreement, executed in February 2014 and the amendment thereto in June 2017 (together the “License Agreement”);

WHEREAS, Janssen commenced a Dispute against Minerva, as that term is used in the License Agreement;

WHEREAS, the Parties engaged in a mediation of the Dispute on June 24, 2020 before [***]; WHEREAS, at the mediation, the Parties reached an agreement in principle at the mediation, subject to and conditioned on the confirmation by Minerva of its acceptance of the terms on or before July 31, 2020;

WHEREAS, the Parties seek to memorialize the material and binding terms and conditions of the settlement of the Dispute in this Term Sheet.

NOW, THEREFORE, in consideration of the above premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Defined Terms: Unless otherwise defined herein, capitalized terms shall have the meanings ascribed thereto in the License Agreement.
2.	Settlement Terms: Subject to the conditions set forth in Section 3 of this Term Sheet, the Parties agree as follows:
2.1.

On or before July 31, 2020, Minerva shall exercise its right to opt out of further joint Development of the Licensed Products, pursuant to Sections 3.10(g)(ii) and 11.5(a) of the License Agreement by sending to Janssen written notice of its decision to opt out in the form of the letter annexed hereto as Annex A (the “Opt-Out Notice”);

2.2.

This opt-out shall be deemed to have occurred and be effective as of October 2, 2019 (the “Opt-Out Effective Date”), and the License Agreement is deemed to have been terminated as of the Opt-Out Effective Date.

2.3.	The effects of termination set forth in Sections 11.6(a) and 11.6(b) of the License Agreement apply to such termination.
2.4.

In accordance with Section 11.6(c) of the License Agreement, all rights and obligations of the Parties under the License Agreement are deemed to have been terminated on the Opt-Out Effective Date except those that survive as expressly set forth in Sections 11.6 and 11.8 of the License Agreement, including without limitation Minerva’s right to receive royalties under Section 11.6(b)(iii) of the License Agreement, which the parties agree arise as of the Opt-Out Effective

Date.
2.5.

Each Party waives any payments owed to the other Party under the License Agreement as of the Opt-Out Effective Date.  For clarity, no payment is due from Minerva to Janssen, or from Janssen to Minerva, with respect to Development Costs incurred after the Opt-Out Effective Date.

2.6.

Upon the receipt by Janssen of the Opt-Out Notice, each Party releases the other Party of any and all claims existing as of the date of the Opt-Out Notice, including the Dispute, whether known or unknown.

3.	Settlement Conditions: The settlement of the Dispute and the settlement terms recited in Section 2 and Section 4 of this Term Sheet are subject to and conditioned on the following:
3.1.	On or before July 31, 2020, confirmation by Minerva in writing to Janssen and [***] that Minerva accepts the terms of this Term Sheet in settlement of this Dispute.
3.2.	Each Party shall comply with the terms of this Term Sheet.
4.

Waiver:  Each Party hereby waives (i) any assertion that any Decision Point has not been met or achieved, (ii) any requirement that Minerva’s opt-out occur after Decision Point 4 in order for Minerva to receive royalties following opt-out under Section 11.6(b) of the License Agreement, and (iii) the thirty-day notice requirement of Section 11.5(a) of the License Agreement.

5.	Standstill Agreement: The parties agree that neither party will commence an arbitration or other proceeding regarding the Dispute before August 1, 2020.
6.	Non-Disclosure Agreement: Each Party agrees that it shall not disclose the existence or terms of this Term Sheet to any third party, except as required by law.
7.

Governing Law; Service of Process: This Term Sheet shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law or choice of law rules that would provide for application of the law of a jurisdiction outside New York. The Parties agree that service of process upon them in any legal action may be made if delivered in person, by courier service, by telegram, by facsimile or by first class mail, and shall be deemed effectively given upon receipt.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have caused this Term Sheet to be executed as of the date set forth below.

Dated: June 24, 2020

ACKNOWLEDGED AND AGREED:

MINERVA NEUROSCIENCES, INC.

By:	/Remy Luthringer/
Name:	Remy Luthringer
Title:	Chairman and CEO

ACKNOWLEDGED AND AGREED:

JANSSEN PHARMACEUTICA, NV

By:	/Lucinda Warren/
Name:	Lucinda Warren
Title:	VP Business Development, Neuroscience

ANNEX A

___ __, 2020

Janssen Pharmaceutica, N.V.

Turnhoutsewg 30, 2340

Beerse, Belgium

Attention: Chairman and Managing Director

Re: Exercise of Opt-Out pursuant to Co-Development and License Agreement by and between Janssen Pharmaceutica, N.V. (“Janssen”) and Minerva Neurosciences, Inc. (“Minerva”) dated as of February 13, 2014 and amended as of June 13, 2017 (the “License Agreement”)

Dear Sir:

Pursuant to Sections 3.10(g)(ii) and 11.5(a) of the License Agreement, Minerva hereby notifies Janssen that it exercises its right to opt out of further joint Development of the Licensed Products.

This opt-out notice is deemed to have occurred and be effective as of October 2, 2019, and the License Agreement is deemed to have been terminated as of such date.

Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the License Agreement.

Regards,

MINERVA NEUROSCIENCES, INC.

By:
Name:
Title:

Cc:	Johnson & Johnson
1 Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn: Chief Intellectual Property Counsel

Janssen Pharmaceutica, N.V.
Turnhoutseweg 30
2340 Beerse, Belgium
Attention: Royalty Group